EXHIBIT 10(b)


                         FPL GROUP, INC.
                      AMENDED AND RESTATED
              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                        FOR J.L. BROADHEAD


     THIS AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT
  PLAN FOR J.L. BROADHEAD is adopted by FPL Group, Inc. ("Group") as of the 15th day of September, 1997 and is effective retroactively to January 1, 1990.

  W I T N E S S E T H:

     WHEREAS, Group previously established a supplemental executive retirement plan for J. L. Broadhead, Chief Executive Officer of FPL Group, Inc., to provide retirement benefits in addi-tion to those certain other retirement benefits otherwise available to him, and has entered into such an agreement with Mr. Broadhead to establish the terms of the plan, which agreement was amended and restated as of September 16, 1991; and

     WHEREAS, Group and Mr. Broadhead desire further to amend and restate the agreement in its entity;

     NOW, THEREFORE, in consideration of the premises herein contained, it is hereby agreed as follows:


  ARTICLE I
  DEFINITIONS

     The following words, when used herein shall have the meaning indicated unless the context indicates otherwise:

     1.01 "Agreement" or "Plan" shall mean the Plan as is set forth in this document as it may be amended from time to time. This agreement shall be known as "The FPL Group, Inc. Amended and Restated Supplemental Executive Retirement Plan for J.L. Broadhead."

     1.02 "Annual Incentive Plan" shall mean the short term incentive plan applicable to Group's executive officers, as in effect from time to time.

     1.03 "Applicable Percentage" shall mean the percentage determined as follows:

     (a) if the Termination Date occurs before January 2, 1998, the percentage shall be 0%;

     (b) if the Termination Date occurs on January 2, 1998, the percentage shall be 61%;

     (c) if the Termination Date occurs on or after January 2, 2001, the percentage shall be 70%;

     (d) if the Termination Date occurs after January 2, 1998 and before January 2, 2001, the percentage shall be determined by mathematical interpolation between 61% and 70% based on the actual Termination Date;

  provided that, notwithstanding the foregoing, the Applicable
  Percentage shall be 70%, regardless of Mr. Broadhead's age, if (i) the Termination Date occurs due to Mr. Broadhead's Total and Permanent Disability, (ii) if the Termination Date occurs on or after January 2, 1998 due to Mr. Broadhead s death or (iii) a Change of Control occurs prior to the Termination Date.

     1.04 "Applicable Survivor Percentage" shall mean the percentage determined as follows:

     (a) if the Termination Date occurs before January 2, 1998, the percentage shall be 0%;

     (b) if the Termination Date occurs on January 2, 1998, the percentage shall be 37.5%;

     (c) if the Termination Date occurs on or after January 2, 2001, the percentage shall be 70%;

     (d) if the Termination Date occurs after January 2, 1998 and before January 2, 2001, the percentage shall be determined by mathematical interpolation between 37.5% and 70% based on the actual Termination Date;

  provided that, notwithstanding the foregoing, the Applicable Survivor Percentage shall automatically be deemed to be (i) 70%, if (x) the Termination Date occurs on or after January 2, 1998 due to Mr.
  Broadhead's death or Total and Permanent Disability, or (y) a Change of Control occurs prior to the Termination Date.

     1.04 "Assumed Aggregate Dividend Value" shall mean an amount equal to all dividends (other than stock dividends) paid to the Trust (including dividends which have been declared on or prior to, and which are paid no later than 30 days subsequent to, the Payment Date), plus imputed interest on each such dividend at a rate of 8%, compounded annually, from the date such dividend is paid to other shareholders of Group to the Payment Date.

     1.05 "Beneficiary" shall mean Mr. Broadhead's surviving spouse, except that he may designate a different Beneficiary hereunder by delivering to Group a written designation of Beneficiary specifically made with respect to this Plan.

     1.06  "Board" shall mean the Board of Directors of FPL
  Group, Inc.

     1.07  "Change of Control" shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries;
       (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; or

     (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

     (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

     The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition, transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is not readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (n a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

     1.08 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

     1.09 "Committee" shall mean the Compensation Committee of the Board or any such other committee designated by the Board, which shall consist of at least three members of the Board who are not employees of Group or any of its subsidiaries.

     1.10  "Disability Plan" shall mean the Long Term Disability
  Plan for Employees of FPL Group and Affiliates, as it may be amended from time to time, or any successor plan thereof.

     1.11 "Final Annual Average Compensation" shall equal the average of the sums of (a) plus (b) below as determined for each of the three calendar years ended immediately prior to the Payment Date and the calendar year including the Payment Date:

     (a) the amount calculated for each such year by multiplying the average Monthly Base Salary in effect during all full months in each such year by twelve, plus

     (b) any incentive paid or accrued with respect to each such year under the Annual Incentive Plan; provided that, solely for purposes of this calculation, such incentive shall be calculated without regard to any proration procedures which might apply under the terms of the Annual Incentive Plan, and will therefore be annualized with respect to any partial year of service as though Mr. Broadhead worked a full twelve months in such calendar year.

  The formula above is intended to have the effect of annualizing
  Monthly Base Salary and Annual Incentive with respect to any partial year of service.

     1.12  "Group" shall mean FPL Group, Inc.

     1.13 "Monthly Base Salary" shall mean the total salary or wages, including any Tax Saver Member Basic and Tax Saver Member Supplemental Contributions to the FPL Group Employee Thrift Plan or any successor plan thereto and including amounts contributed to the welfare benefit plans maintained by Group through a reduction in the employee's compensation which, pursuant to Code Section 125, are not included in gross income for the taxable year in which such amounts are contributed, and exclusive of amounts received as fringe benefits irrespective of the includibility of such amounts on a Form W-2, and exclusive of any amounts received under any incentive compensation plans of Group or any of its subsidiaries.

     1.14 "Payment Date" means the earlier to occur of (i) a Termination Date occurring on or after the date Mr. Broadhead's rights under the Plan vest as provided in Section 2.02 or (ii) the date on which a Change of Control occurs.

     1.15  "Pension Plan" shall mean the FPL Group Employee
  Pension Plan as it may be amended from time to time, or any other qualified defined benefit retirement plan or plans Group may from time to time adopt and any successor plan thereof.

     1.16 "Restricted Stock" shall mean two separate awards of 77,000 and 19,800 restricted shares of Group common stock, each of which was granted on September 16, 1991 pursuant to the FPL Group, Inc. Long-Term Incentive Plan of 1985, as amended ("LTI Plan"). Notwithstanding the foregoing, to the extent the number and/or kind of securities related to such shares of Restricted Stock is or are adjusted or converted under the anti-dilution provisions of the LTI Plan, the term Restricted Stock shall mean the number and/or kind of securities into which such Group shares are so adjusted or converted.

     1.17 "Restriction Period" means the period of time which begins on September 16, 1991 and ends no earlier than January 2, 1998, with respect to the award of 77,000 shares of Restricted Stock, and January 2, 2001, with respect to the award of 19,800 shares of Restricted Stock. Notwithstanding the foregoing and anything to the contrary contained in any Restricted Stock Agreement, Mr. Broadhead may, in his sole discretion, elect to extend the Restriction Period with respect to any award of Restricted Stock by one or more years by written notice to Group delivered no later than September 30 of the calendar year immediately preceding the year in which the Restricted Period would otherwise lapse (including the end of any Restriction Period that has been previously extended pursuant to a prior election made by Mr. Broadhead in accordance with the terms hereof), provided that, with respect to any Restriction Period which (absent such an election) would lapse in 1998, such election shall be made not later than 30 days after the effective date of this restatement.

     1.18 "Restricted Stock Agreement" shall mean each and any Restricted Stock Award Agreement between Group and Mr. Broadhead governing the award of Restricted Stock.

     1.19 "Supplemental Executive Retirement Plan" shall mean the FPL Group, Inc. Supplemental Executive Retirement Plan, as amended from time to time, or any successor plan thereof.

     1.20 "Termination Date" shall mean the date on which Mr. Broadhead ceases to be an employee of Group or any of its subsidiaries for any reason (including cessation of employment on account of death).

     1.21 "Total and Permanent Disability" shall have the meaning set forth in the Disability Plan.

     1.22 "Trust" shall mean the trust established under the Trust Agreement.

     1.23  "Trust Agreement" shall mean the J.L. Broadhead SERP
  Trust Agreement, a copy of which is attached hereto as Exhibit "A" and incorporated herein by reference, as it may be amended from time to time.


  ARTICLE II
  AMOUNT OF BENEFIT; PAYMENT

     2.01  Lump Sum Benefits

     (a) General. As soon as administratively practicable, but not later than 30 days, after the Payment Date, Mr. Broadhead (or, if Mr. Broadhead is not then living, his Beneficiary) shall be entitled to receive a lump sum amount equal to the excess, if any, of (i) over (ii), where (i) and
       (ii) are:

          (i) The present value (determined in accordance with Annex A) of a joint and survivor annuity providing

               (1)  annual payments to Mr. Broadhead
                 equal to the product of (A) his Final Annual
                 Average Compensation and (B) the Applicable
                 Percentage; and

               (2)  annual payments to his Beneficiary
                 following Mr. Broadhead's death equal to the product of (A) his Final Annual Average
                 Compensation and (B) the Applicable Survivor
                 Percentage.

          (ii) The sum of

               (1)  the present value (determined in
                 accordance with Annex A) of the annual
                 amount of pension, retirement or disability payments which Mr. Broadhead or his beneficiary or beneficiaries is entitled to receive under the Pension Plan, the Supple-mental Executive Retirement Plan, the Disability Plan and any qualified defined benefit retirement plan sponsored by a former employer of Mr. Broadhead based on his employment with such employer prior to his employment with Group;

               (2)  the value of any shares of
                 Restricted Stock as to which the Restriction
                 Period has lapsed (which value shall be
                 determined on the date on which such
                 Restricted Period lapses); and

               (3)  the Assumed Aggregate Dividend
                 Value.

  For purposes of this Plan, the value of the Restricted Stock as of its vesting date shall be the closing market price of the common stock of Group (or any other securities into which such shares have been converted pursuant to the LTI Plan) reported in the consolidated trading prices for New York Stock Exchange traded securities on such date multiplied by the number of shares of such Restricted Stock. If the vesting date is not a trading day, the value of the shares of Restricted Stock shall be the closing market price of Group common stock on the last trading day immediately preceding such date.

     2.02 Vesting of Benefits. Benefits under this Plan shall become fully vested and nonforfeitable upon the earliest to occur of the following events, provided that Mr. Broadhead is still an employee of Group at the date any such event occurs:

     (a)  January 2, 1998;

     (b)  the determination of his Total and Permanent
       Disability;

     (c)  his death; or

     (d)  a Change of Control.

     2.03 No Effect on Actual Plan Payments. Any benefit payable under the Pension Plan, Supplemental Executive Retirement Plan and Disability Plan shall be paid solely in accordance with the terms and provisions thereof, and nothing in this Agreement shall operate or be construed in any way to modify, amend or affect the terms and provisions of any such plan.

     2.04  Satisfaction of Group's Obligations.  Upon payment to
  Mr. Broadhead or his Beneficiary of the amounts payable pursuant to this Article II on or following a Payment Date, the determination that no amounts are due under this Article II, or the occurrence of a Termination Date prior to Mr. Broadhead becoming vested pursuant to
  Section 2.02, Group shall have no further obligations to Mr. Broadhead or his Beneficiary under this Plan.

      2.05 Special Provisions Regarding Medical Taxes. In the event that Mr. Broadhead's rights to the retirement benefits payable hereunder vest before the Payment Date, the Company shall lend Mr. Broadhead an amount equal to the amount of any employment taxes that become due and payable in respect of the vesting of such retirement benefits. Any such loan shall bear interest at the lowest applicable federal rate (within the meaning of Section 1274(d) of the Code) that can be charged (based on annual compounding of interest) and still avoid any deemed income to Mr. Broadhead pursuant to Section 7872 of the Code. The principal amount of any such loan shall be payable in a single sum payment at the Payment Date and interest shall be payable annually on the anniversary of the relevant vesting date.

      2.06 Excess Restricted Stock Value. Notwithstanding any other provision of this Plan, if the value of the Restricted Stock exceeds the amount of the lump sum benefit payable hereunder from which the value of such Restricted Stock is to be subtracted hereunder, Mr. Broadhead or his Beneficiary, as the case may be, shall be entitled to such excess.


  ARTICLE III
  AMENDMENTS AND TERMINATION;
  RIGHTS AGAINST THE COMPANY

     3.01 Amendment. This document can only be amended in a written agreement signed by (i) an officer of the Company who has been authorized to execute such amendment by the Committee and (ii) Mr. Broadhead (or, following his death, his Beneficiary). Any such amendment shall become effective upon the date stated therein.

     3.02 Termination of the Plan. Group has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, the Committee shall have the right to terminate the Plan in its entirety should Mr. Broadhead's employment be terminated for Cause prior to the vesting of benefits hereunder.

     For purposes of this Plan, the employment of Mr. Broadhead shall be deemed to have been terminated for "Cause" if he has: (i) engaged in one or more acts constituting a felony, or involving fraud or serious moral turpitude; (ii) willfully refused (except by reason of incapacity due to accident or illness) to perform substantially his duties, provided that such refusal shall have resulted in demonstrable material injury to Group or its subsidiaries; or (iii) willfully engaged in gross misconduct materially injurious to Group or its subsidiaries. No act or failure to act on Mr. Broadhead's part shall, for purposes of this Plan, be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that his action or omission was in the best interest of Group and its subsidiaries. Notwithstanding the foregoing, Mr. Broadhead shall not be deemed to have been terminated for Cause unless and until Group shall have delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting called and held for that purpose, after reasonable notice to Mr. Broadhead and an opportunity for him, together with counsel, to be heard before the Board, finding that in the good faith opinion of the Board he was guilty of conduct set forth above in paragraph (i), (ii) or (iii) of this Section 3.02, and specifying the particulars thereof in detail.

     3.03 Expenses. The cost of this Plan and the expenses of administering the Plan shall be borne by Group.


  ARTICLE IV
  GENERAL AND MISCELLANEOUS

     4.01  Merger or Consolidation or Sale of Assets of Group.
  In the event of the merger or consolidation of Group with any other corporation, or in the event substantially all of the assets of Group shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall assume the obligations of Group hereunder.

     4.02 Spendthrift Clause. No right, title or interest of any kind in the Plan shall be transferable or assignable by Mr. Broadhead or his Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution of levy of any kind, whether voluntary or involuntary nor subject to the debts, contracts, liabilities, engagements, or torts of Mr. Broadhead or his Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

     4.03 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Florida unless superseded by federal law.

     4.04 Dividends on Restricted Stock. Dividends (other than stock dividends) to be paid or withheld on the Restricted Stock shall be paid into the Trust, which is a grantor trust subject to the claims of the general creditors of Group in the event of its bankruptcy or insolvency established in accordance with the terms of the Trust Agreement. The assets of the Trust shall be distributed to Mr. Broadhead under the Trust Agreement at the same times and subject to the same terms and conditions (specifically including forfeiture provisions) as are applicable to the shares of Restricted Stock under the Restricted Stock Agreement. Distribution of trust assets to Mr. Broadhead shall fully satisfy all of Group's obligations to pay dividends (other than stock dividends) and earnings with respect to such shares of Restricted Stock. If Mr. Broadhead forfeits all or a portion of the shares of Restricted Stock, an equal portion of the assets in the trust related to such shares will be forfeited and distributed to Group as soon as practicable following the event giving rise to such forfeiture. For purposes of this Agreement, dividends payable in stock shall be treated as though shares of Restricted Stock constituting part of the award of Restricted Stock with respect to which such stock dividends are paid.

     4.05 Taxes. Mr. Broadhead acknowledges that all amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon Mr. Broadhead or his Beneficiary which are required to be withheld by Group.

     4.06  Relationship to Employment Agreement.  For purposes of
  Section 6 of the Employment Agreement entered into on February 13, 1989 by and between J. L. Broadhead and FPL Group, Inc., and any similar provision of a successor employment or severance agreement, this Plan will not be deemed to be one of the Pension Plans (as such term is defined in Section 6(c) of said Employment Agreement). Establishment of the Plan shall not be construed to give Mr. Broadhead the right to be retained in the service of Group or any of its affiliates.

     4.07 Duty to Disclose. Mr. Broadhead shall from time to time provide Group with written notice of the amount and form of retirement benefits to which he may be entitled under any qualified defined benefit retirement plans sponsored by any of his former employers and shall, upon the request of the Vice President of Human Resources of Group, authorize a representative of Group to discuss the amount and form of such other retirement benefits with any former employer. The notice shall specify that it relates to benefits under this Plan.

     4.08 Notices. All notices provided for in this Plan shall be in writing and shall be deemed to have been duty given if delivered in person or by overnight delivery or mailed by registered mail, return receipt requested:

     (a)  If to Group, to FPL Group, Inc., 700 Universe
       Boulevard, Juno Beach, Florida 33408, Attention: General
       Counsel/Secretary; and

     (b) If to Mr. Broadhead, to J.L. Broadhead, c/o Group or at his address appearing in the payroll records of Group; or

     (c) To such addresses as may be furnished to Group or Mr. Broadhead in accordance with this paragraph.

       IN WITNESS WHEREOF, J.L. Broadhead has hereunto set his hand, and FPL Group, Inc. has caused this amended and restated Plan to be signed by its duly appointed officers and its corporate seal to be hereunto affixed as of the day and year first written above.


  L. J. KELLEHER                        J.L. BROADHEAD
  WITNESS                               J.L. BROADHEAD


  DENNIS P. COYLE
  WITNESS


  ATTESTED:
                                        FPL GROUP, INC.

  By: DENNIS P. COYLE                   By: L. J. KELLEHER

                                                      Annex A



  Present Value Calculation

  The present values described in Sections 2.01(a)(i) and (ii) shall be determined by applying the following calculation rules:

          (i) Solely for calculating the present value described in Section 2.01(a)(i), Mr. Broadhead's Beneficiary shall be deemed to be a woman born on February 23, 1943 and who survives Mr. Broadhead's death;

          (ii) The amount of the lump sum benefits payable shall be determined in all circumstances (including the payment to Mr. Broadhead s beneficiary following his death) using the UP-1984 mortality tables. This means that any lump sum benefit payable to Mr. Broadhead s spouse by reason of his death on or after January 2, 1998 while still in the employ of FPL shall be determined as though Mr. Broadhead terminated his employment immediately prior to his death and was entitled to receive a lump sum payment based on his Applicable Percentage (as determined taking into account any increase therein arising due to his death);

          (iii) The amount of the lump sum benefits payable shall be determined using an interest rate of 5%, and

          (iv)  In calculating the present value described in
       Section 2.01(a)(ii), it shall be assumed that any benefit that Mr. Broadhead or his beneficiary is entitled to receive under any plan described therein is paid at the earliest permissible date under the applicable plan, taking into account Mr. Broadhead's age, length of service and date of termination of service, regardless of when benefits actually commence thereunder.